Exhibit 99.2

InnovaQor, Inc. (INQR) Interview

CEO Darrell Peterson – Uptick News- December 2023

Speakers: Matthew Dunehoo and Darrell Peterson

Dunehoo: On today’s show, we’re talking to a company that has been on the show before. The company is InnovaQor, Inc. and they trade on the OTC Market under the trading symbol ‘INQR’. We would like to welcome back the CEO of the company, Darrell Peterson. Welcome back Darrell, we look forward to you giving us an update and telling us about the progress you are making with InnovaQor.

Peterson: Thank you, Matthew. I am glad to be back on the show. I appreciate the opportunity to update your audience and our shareholders on what we believe is exciting progress for InnovaQor.

Dunehoo: Excellent. Thank you, Darrell. You just announced something very interesting for an OTC company. But, before I get to that, let’s talk a little bit about the business. Darrell, can you tell us about what is happening with the business? And we especially want an update on Curallo, which is the new platform that we spoke about the previous time you were on Stock Day.

Peterson: Matthew, our current business is stable and continues to have numerous opportunities for revenue growth. We have recently completed significant upgrades and added additional features to the Medical Mime EHR product and are renewing our sales efforts to grow the existing revenues by having those features showcased. Curallo, our next-generation platform for medical professionals, is the most exciting product InnovaQor is working on from both a revenue opportunity and a differentiated service offering. We now have the first version of the platform built and available as a demonstration on our website. We believe your audience and our shareholders will be impressed with the features Curallo will offer and more importantly, the revenue opportunities this product will create for InnovaQor. Launching this demonstration will allow us to start creating a community of Curallo users. We believe some of these users will engage with the company to provide input and opinions as we start the bigger project of building a full working project for the marketplace. Hopefully, your audience will have the opportunity to visit InnovaQor’s website or directly visit the Curallo website at curallo.com.

Dunehoo: For anyone listening, the spelling is “Curallo”: C-U-R-A-L-L-O. That sounds really exciting and is something that will differentiate InnovaQor as a company. I know your team is excited about it. As I said earlier, you had announced something a little unusual for an OTC company, you are contemplating an exchange offer to ask shareholders to swap their common shares for preference shares for three to four years. Can you explain exactly what that means a little further for our listeners?

Peterson: Matthew, we are trying to be creative and protective of our shareholders. As everyone knows, it is not unusual for a small OTC company such as ours to complete a reverse split to restructure the company’s capital in an effort to create a more attractive share price for the new investors. The exchange offer, as contemplated, would reduce the number of common shares issued. We hope this will be well received by the marketplace and reflect a more attractive price for investors. We are considering a minimum exchange offer of .005 and we believe that the three to four years before mandatory conversion back to common shares will give us a chance to secure more new capital and to build a much more valuable company.

Dunehoo: Thanks for recapping all of that and let me ask you, Darrell, for anyone who doesn’t have a chance to go back and listen to this again and catch all of the details, is this spelled out somewhere on your website just yet? Do you have this laid out for people to review on their own in their own time?

Peterson: We don’t have the actual offering spelled out yet on the website because it is new. All we have announced is that we were contemplating it and we were creating the shares that will be issued. Over the next couple of days, we are trying to formulate more of how this process will go and then it will be available for shareholders to review. We will make it available for the shareholders to see before it is actually executed.

Dunehoo: Excellent, that is all I needed to know. Well it is very interesting and as you say creative. I definitely like the sound of a minimum exchange price of .005 and look forward to seeing this evolve in the coming weeks. It is certainly a more attractive alternative to the dreaded reverse split. So, to be clear, you’re telling me that InnovaQor is not doing a reverse split?

Peterson: Well, the reason for contemplating this exchange offer is to avoid the completing of a reverse split of our common stock. It is not possible to guarantee that we will not have to do a reverse split but we intend to do everything possible to avoid one. It is also the case that a preferred E or F shareholder would be locked into the stated value of shares as opposed to a number of shares in the common stock.

Dunehoo: Got it, thank you. Well this sounds like a really exciting time for InnovaQor. We look forward to seeing this plan evolve over the coming weeks and months and look forward to having you back in 30 to 45 days to give us an update. Before we finish up today’s show, could I ask you if there was one message in particular that you would like our listeners to take away from today’s conversation, what would that be, Darrell?

Peterson: Well Matthew, again thank you for giving me the opportunity to update your listeners about InnovaQor. I would like your audience and our shareholders to recognize our efforts to build a viable business and create shareholder value. I hope everyone takes a look at our website to further understand our vision. We hope they share our excitement as we endeavor to deliver this vision and create some real value for our shareholders.

Dunehoo: My guest today was the CEO of InnovaQor, Inc., Darrell Peterson. InnovaQor, Inc. trades on the OTC Market under the trading symbol ‘INQR’ and the product is Curallo: C-U-R-A-L-L-O. You can learn more about them on InnovaQor’s website or Curallo.com. Darrell, I will speak to you again soon.

Peterson: Thank you, again.